EMPLOYMENT AGREEMENT

THIS AGREEMENT is made retroactively effective as of 6th day of May 2019 by and between Life Science Holding Corp., a Colorado Corporation, (hereinafter the "Corporation"), and Donald Mack (hereinafter the "Employee").

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WHEREAS, the Corporation is engaged in the business of developing a vertically integrated hemp company focused on designing and engineering specific hemp genetics, growing hemp crops both outdoor and indoor for biomass, extraction activities of biomass, developing and manufacturing a variety of hemp derivatives and hemp extract products; and

WHEREAS, the Corporation is desirous of hiring Employee, and Employee has the ability to assist the Corporation in meeting certain business goals and objectives in a variety of areas of business and financial matters including but not limited to: corporate finance, mergers and acquisitions, capitalization structures, contract negotiations, capital formation, public and private offerings, business plan development, strategic planning and partnerships, marketing and the general oversight and management consistent with meeting the Corporation's goals and objectives; And the employee is willing to perform such tasks as may be delegated to him from time to time by the Corporation's Board of Directors; And

NOW THEREFORE, in consideration of the premises and of the mutual promises and undertaking herein contained, the parties agree as follows:

AGREEMENT

1. EMPLOYMENT.

The Corporation hereby employs Employee as Chief Executive Officer of the Corporation and Employee accepts the employment with the Corporation under the terms and conditions as stated herein.

2. DUTIES.

Employee shall devote his full time to the affairs of the Corporation as is reasonably required to fulfill his duties to the Corporation in accordance with the terms of the Agreement and to the highest ethical standards. Employee shall also perform such duties as are reasonably assigned to him from time to time by the Board of Directors of the Corporation. Employee shall also be free to engage in other activities outside of his employment which are not related to the business of the Corporation and as long as these outside activities do not interfere with his responsibilities to the Corporation or directly compete with the Corporation's primary business. Any income earned on these outside activities shall inure to the benefit of the Employee.

3. TERM.

The term of this Agreement shall be for a period of five (5) years, shall be effective as of the abovementioned date and shall end on April 30, 2024 unless extended in writing upon mutual acceptance of the parties. Except as otherwise provided for herein, this agreement cannot be terminated by the Corporation unless as defined in Paragraph 16 of this Agreement. In the event of any termination of this Agreement by the Corporation, its successors and or assigns, other than for cause as defined in Paragraph 16, all compensation due Employee for the full term of this Agreement as set forth herein shall become due and payable to the Employee immediately.

4. COMPENSATION.

A. Base Compensation.

(i) Beginning May 6, 2019, the initial base annual salary shall be equal to $120,000 and shall be paid in monthly installments equal to $10,000 consistent with the payroll procedures of the company. (ii) Beginning in May 1, 2020, the base annual salary shall be equal to $150,000 shall be paid in monthly installments equal to $12,500 consistent with the payroll procedures of the company. (iii) Beginning in May 1, 2021, the base annual salary shall be equal to $180,000 shall be paid in monthly installments equal to $15,000 consistent with the payroll procedures of the company. (iv) Beginning in May 1, 2022, the base annual salary shall be equal to $210,000 shall be paid in monthly installments equal to $17,500 consistent with the payroll procedures of the company. (v) Beginning in May 1, 2023, the base annual salary shall be equal to $249,000 shall be paid in monthly installments equal to $20,750 consistent with the payroll procedures of the company.

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Beginning in year one, any portion of the base salary that does not get paid to employee shall accrue on the Corporation's balance sheet until such time that Corporation reached either of the following financial milestones: (i) the Corporation has raised no less than three ($3,000,000) million dollars; or (ii) the Corporation's gross monthly revenues meet or exceed two hundred and fifty thousand ($250,000) dollars for a period of two (2) consecutive months at which time the Employee shall receive its full salary in paid in cash with no accruals. Prior to the Corporation meeting one of the abovementioned financial milestones any portion of salary that is paid in cash shall be determined by the Board of Directors.

B. Incentive Stock Options. The Incentive Stock Options defined below shall be considered Qualified Stock Options as defined in Title 26. Internal Revenue Code §422 (ISO's or QSO's). These Option shall also be Cashless Options. The Incentive Stock Options shall be based upon the following three (3) criteria: (i) first criteria shall be Capital Raised for the Corporation; (ii) second criteria shall be Gross Revenue of the Corporation; and (iii) third criteria shall be Gross Assets achieved by the Corporation.

Each Option shall be mutually exclusive and shall be paid retroactively upon achieving said criteria. Each Option issued and upon being earned shall be evidenced by an Option Agreement or Option Certificate and shall expire three (3) years from the date of termination of this Employment Agreement.

Option based on Capital Raised shall be paid as follows: (i) upon the Corporation achieving Capital Raised in an amount equal to or greater than Fifty Thousand dollars ($50,000) the Employee shall be paid and issued an Option to purchase an amount of Class A Common stock equal to Five Hundred Thousand (500,000) shares at a purchase price equal to $0.0001 per share; (ii) upon the Corporation achieving Capital Raised in an amount equal to or greater than One Million dollars ($1,000,000) the Employee shall be paid and issued an Option to purchase an amount of Class A Common stock equal to Five Million (5,000,000) shares at a purchase price equal to $0.0001 per share; (iii) upon the Corporation achieving Capital Raised in an amount equal to or greater than Three Million dollars ($3,000,000) the Employee shall be paid and issued an Option to purchase an amount of Class A Common stock equal to Two Million Five Hundred Thousand (2,500,000) shares at a purchase price equal to $0.0001 per share; (iv) upon the Corporation achieving Capital Raised in an amount equal to or greater than Twenty Five Million dollars ($25,000,000) the Employee shall be paid and issued an Option to purchase an amount of Class A Common stock equal to Two Million (2,000,000) shares at a purchase price equal to $0.0001 per share; (v) upon the Corporation achieving Capital Raised in an amount equal to or greater than Fifty Million dollars ($50,000,000) the Employee shall be paid and issued an Option to purchase an amount of Class A Common stock equal to One Million Five Hundred Thousand (1,500,000) shares at a purchase price equal to $0.0001 per share. All above Capital Raised amounts and Option amounts can be paid in the aggregate upon success of the aggregate.

An Option based on Gross Revenue shall be paid as follows: (i) upon achievement of the Corporation exceeding gross monthly revenue equal to One Hundred Thousand dollars ($100,000) for 3 consecutive months the Employee shall be paid and issued an Option to purchase an amount of Class A Common stock equal to One Hundred Thousand (100,000) shares with an option purchase price equal to $0.0001 per share; (ii) upon achievement of the Corporation exceeding gross monthly revenue equal to One Million dollars ($1,000,000) for 3 consecutive months the Employee shall be paid and issued an Option to purchase an amount of Class A Common shares equal to One Million (1,000,000) shares with an option purchase price equal to $0.0001 per share. (iii) upon achievement of the Corporation exceeding gross monthly revenue equal to Three Million dollars ($3,000,000) for 3 consecutive months the Employee shall be paid and issued an Option to purchase an amount of Class A Common shares equal to Three Million Thousand (3,000,000) shares with an option purchase price equal to $0.0001 per share. (iv) upon achievement of the Corporation exceeding gross monthly revenue equal to Six Million dollars ($6,000,000) for 3 consecutive months the Employee shall be paid and issued an Option to purchase an amount of Class A Common shares equal to Six Million (6,000,000) shares with an option purchase price equal to $0.0001 per share.

An Option based on Gross Asstes shall be paid as follows: (i) upon the Corporation achieving gross assets equal to or exceeding Ten Million dollars ($10,000,000) the Employee shall be paid and issued an Option to purchase an amount of Class A Common stock equal to One Million (1,000,000) shares with an option purchase price equal to $0.0001 per share; (ii) upon the Corporation achieving gross assets equal to or exceeding Twenty Five Million dollars ($25,000,000) the Employee shall be paid and issued an Option to purchase an amount of Class A Common shares equal to Two Million Five Hundred Thousand (2,500,000) shares with an option purchase price equal to $0.0001 per share. (iii) upon the Corporation achieving gross assets equal to or exceeding Fifty Million dollars ($50,000,000) the Employee shall be paid and issued an Option to purchase an amount of Class A Common shares equal to Five Million (5,000,000) shares with an option purchase price equal to $0.0001 per share.

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C. Vesting Stock Options. Employee shall earn a cashless Option for an additional Twenty Five Thousand (25,000) shares of the Corporation's Class 'A' Voting Common shares vested and paid on a monthly basis upon demand for the term of this Agreement. This Vesting Stock Option shall be evidenced by an "Option Certificate" and entitles the Employee to purchase Class 'A' Voting Common shares in the Corporation with a purchase price equal to $0.0001 per share. Each Option issued shall expire three (3) years from the termination date of this Agreement.

D. Key Man Life Insurance. Upon the Corporation achieving or exceeding the greater of: (i) monthly revenue equal to Two Hundred and Fifty Thousand dollars ($250,000) for a period no less than three months, or (ii) an investment or capital infusion of no less than Three Million dollars ($3,000,000), the Corporation shall purchase and provide term life insurance protection on Employee's life in an amount no less than Two Million Five Hundred Thousand Dollars ($2,500,000.00) face value death benefit. The Employee shall designate or name a co-beneficiary(ies) of Employee's choice with a Forty-Nine (49%) percent share of face value death benefit; and along with the Corporation named as a co-beneficiary with a Fifty-One (51%) percent share of face value death benefit. The Corporation shall pay said life insurance protection premium as a pre-tax benefit. The life insurance shall be reviewed annually by the Board of Directors and any necessary and appropriate increases shall be made upon the mutual agreement between the Board of Directors and Employee.

E. Car and Cell Phone/Data Allowance. Upon the Corporation achieving or exceeding the greater of: (i) monthly revenue equal to Two Hundred and Fifty Thousand dollars ($250,000) for a period no less than two (2) months, or (ii) an investment or capital infusion of no less than Three Million dollars ($3,000,000), the Employee shall be entitled to and the Corporation agrees to pay a car allowance equal to One Thousand Two Hundred Dollars ($1,200.00) per month for the full term of this Agreement. The car allowance shall include but not be limited to the monthly lease or purchase payments, monthly insurance payment, fuel and maintenance.

Upon the Corporation achieving one of the same abovementioned financial milestones, the Corporation shall provide the Employee and the Corporation agrees to provide a cell phone/data allowance of up to One Hundred Fifty Dollars ($150.00) per month for the full term of this Agreement.

F. Accruals of Unpaid Compensation. At anytime during the term of this Agreement if there should become any amount of unpaid compensation due to the Employee of any form, the Corporation shall accrue the unpaid amount until such time that it is paid; OR, at the Employee's option, he may convert any portion or all of said unpaid compensation into equity in the form of Class A Common stock in the Corporation pursuant to Paragraph 11 herein.

5. VACATIONS.

Employee shall be entitled to One (1) weeks of paid vacation within year one. Beginning in year two (2) and continuing each year of employment thereafter, Employee's vacation time shall be increased by an additional one (1) paid week period. Vacation time shall be mutually determined between the Corporation and the Employee, provided that Employee shall arrange his vacation so as to avoid seriously interfering with the business of the Corporation. This provision caps at five (5) weeks per annum. Absences from work or disability or illness shall not be considered as vacation times.

6. INSURANCE BENEFITS.

At such time that the Corporation provides insurance benefits to the officers and/or directors, the Corporation shall provide health and medical insurance for Employee and his family and shall provide life insurance protection on Employee's life and Employee shall have the right to designate the beneficiaries of said insurance. The Corporation may also from time to time adopt stock option plans for the benefit of the Employee and other employees of the Corporation. The Corporation at its own expense shall provide to the Employee, Director and Officer Insurance for Employee which shall carry minimum coverage protecting the Employee from liability equal to Two Million Dollars ($2,000,000.00) per event, for the full term of this Agreement.

7. DISABILITY.

If Employee becomes unable to perform his duties hereunder because of illness or incapacity, the Corporation will continue Employee's salary for a period of up to twenty-four (24) months in the event of Employee's disability and absence from work. The Corporation agrees to and intends to acquire disability insurance for the benefit of Employee to replace his salary.

8. CHANGE IN CAPITAL STRUCTURE, SHARES ISSUED UNDER THIS AGREEMENT.

Any Class A Common Shares or Options issued or due and payable to the Employee under this Agreement shall be subject to a recalculation in the event the company effects any changes in the capital structure as a result of any forward or reverse splits, mergers, acquisitions, restructuring, business combination, dividends or dilution of any kind at any time.

9. ELECTION BY EMPLOYEE TO CONVERT.

In the event of any default by the Corporation to pay the Employee any portion of the compensation due hereunder and as defined above in paragraph 4, the Employee shall at all times, and upon written notice to the Corporation, have the right to immediately convert any such unpaid, deferred or accrued portion of compensation and/or expenses due and owing in whole or in part, into Class A Common shares of the Corporation as defined in Paragraph 11. CONVERSION OF UNPAID COMPENSATION OR EXPENSES at the time written notice is given by Employee.

10. EXPENSES.

The Corporation and the Employee acknowledge that Employee may incur expenses on behalf of the Corporation incident to the conduct of Employee's duties to the Corporation and the promotion of the business of the Corporation. Therefore, the Corporation agrees to pay to Employee or reimburse Employee for expenses incurred in the ordinary course of employment, including travel, automobile expenses, entertainment, telephone and cellular telephone as well as other expenses related to Employee's working for the Corporation within seven (7) calendar days of submitting an expense report.

11. CONVERSION OF UNPAID COMPENSATION OR EXPENSES.

With respect to any unpaid, deferred or accrued compensation, stock, options or unpaid expenses due and owing the Employee at anytime during this Agreement, upon written notice to the Corporation the Employee shall have the right at any time, but not be obligated, to convert any portion of said unpaid, deferred or accrued compensation into shares of Class 'A' Voting Common stock in the Corporation. If the Corporation is publicly held or traded, the conversion rate shall be set at the time when a written notice is given to the Corporation by the Employee and the conversion rate shall be equal to a Forty (40%) Percent discount to the previous five (5) day average trading bid price of the stock as may be quoted by NASDAQ, the Electronic Bulletin Board, OTC Markets (or any other such Exchange that the Corporation's securities might be traded) at the time of conversion. If the Corporation is privately owned or publicly held and not trading on any such exchange, the conversion rate shall be equal to the higher of: (a) the Corporation's par value; OR (b) the Corporation's "Net Asset Book Value" as stated in the Corporation's most recent quarterly balance sheet at the time the written notice is provided to the Corporation by the Employee.

12. CHANGE IN CONTROL OF THE CORPORATION.

In the event of any form of financing either private or public, or a merger or acquisition of the Corporation, or a restructuring of the Corporation, or a change in control of equity ownership, or consolidation or sale of the company or business, or change in the Board of Directors or structure of management, and provided the Employee's services are not terminated for cause as defined in Paragraph 16 or there is no pending notice of termination under Paragraph 16, the Employee shall be entitled to his full compensation due him for the entire remaining term of this Agreement as defined in Paragraph 4. COMPENSATION, including the Employee becoming completely and "Fully Vested" immediately as defined in Paragraph 4.C. "Vesting Options", as well as any other outstanding compensation or options that may be due and payable to the Employee. Additionally, in the event of involuntary termination of employment without cause by the Corporation, Employee shall require the Corporation, and the Corporation agrees to repay upon demand any loans made to the Corporation by the Employee, any expenses paid by the Employee, personal financial guarantees or any obligations the Employee has made or undertaken on behalf of the Corporation.

13. WORKING FACILITIES.

The Corporation shall provide, at its sole cost and expense, such office furniture, office supplies, equipment, computers, laptops, printers, etc., as may be reasonably required to adequately furnish Employee's office located in the Corporation's suite(s). The Corporation shall retain all rights of ownership with respect to such furniture, fixtures or equipment that it purchases, excluding any furniture, fixtures or equipment that might be personally owned by the Employee. The Corporation shall provide Employee, at the Corporation's sole cost and expense, all stenographic and technical help and other services reasonably required for the performance of duties for the Corporations.

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14. REGISTRATION RIGHTS.

At any time during the term of this Agreement, and at the expense of the Corporation the Employee shall have the right and may request that the Corporation register any of his shares in the Corporation under Registration S-8, S-1 or any other form of registration that may be available to Employee or the Corporation at the time of request by Employee.

15. DEATH DURING EMPLOYMENT.

If Employee dies during the term of his employment, the Corporation shall pay to the estate of the Employee the full amount of unpaid compensation as defined in Paragraph 4 for the entire remaining term of this Agreement which would otherwise be payable to Employee. If Employee dies during the term of his employment, the Corporation shall also pay to the estate of the Employee any unpaid compensation, expenses, stock or options that may be due and payable to the Employee at the time of death. Thereafter, the Corporation shall have no further financial obligation to Employee or his estate.

16. TERMINATION OF EMPLOYMENT FOR CAUSE.

Employee may be dismissed upon the reasonable determination by the Board of Directors and only after the Board of Directors has communicated by written notice to Employee based only on the defaults as set forth below in this Paragraph 16 and provided Employee has been served notice of any such default and fails to cure said default within ninety (30) days of written notice following the occurrence of any of the following events: (A) Employee's continual material breach of any of his obligations under this Agreement as determined by a court of law; (B) Employee persists in pursuing a course of actions that materially and adversely injures the professional standing of the Corporation as determined by a court of law: (C) Employee is found to have illegally profited personally from his access to the Corporation's assets or in the conduct of business for the Corporation with its vendors, investors and contractors; or (D) Employee is convicted of a felony.

17. VOLUNTARY RESIGNATION.

At any time Employee may voluntarily resign from the Corporation by delivering to the Corporation his written notice specifying the effective date of resignation. Upon such a resignation, the Corporation shall have no further obligation to Employee under the terms of this Agreement or otherwise, except with respect to funds owing to Employee by the Corporation through the effective date of resignation including but not limited to accrued salary, options, Class A Common stock and expense account items.

In the event that the Employee's employment is terminated by Employer without cause, or pursuant to Section 16, or due to any change in control of the Corporation resulting from a merger or other acquisition of the Corporation, or a change in control of equity ownership, the Board of Directors or structure of management, then the Corporation agrees to immediately upon written notice, register with the United States Securities and Exchange Commission, all of the shares of Class A Common stock owned by Employee in the Corporation, including any shares underlying any stock options, warrants or the like.

18. SURRENDER OF RECORDS.

Employee agrees that upon termination of employment for any cause whatsoever, he will surrender to the Corporation in good condition any records or files kept by him with regard to the Corporation.

19. POLICY DECISIONS.

It is understood that the Corporation shall have the sole and exclusive right of management and setting of policy in connection with the affairs of the Corporation.

20. ENTIRE AGREEMENT: WAIVER.

This Agreement represents the sole and entire understanding of the parties with respect to its subject matter and all prior negotiations, discussions, commitments and understandings heretofore between them with respect thereto are merged herein. This Agreement cannot be changed or terminated or any performance or condition waived in whole or in part except by a written notice signed by the party against enforcement of the change, termination or waiver is sought. A waiver on one occasion shall not constitute a waiver on any future occasion. In case any provision of this Agreement shall be invalid,

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illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

21. PARTIAL PERFORMANCE.

Partial performance or the forbearance in the exercise of any right or remedy by either party shall not be a waiver of the right to demand full, complete and timely performance and the right to exercise all rights and remedies on subsequent occasions.

22. ASSIGNMENT.

The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Corporation. This Agreement shall not be assigned by Employee without prior written consent by the Corporation with the exception of the Employee assigning the rights and obligations of the Corporation under this Agreement to Employees children, or spouse, or Trusts and/or entities of which the beneficiaries are the children or spouse.

23. NOTICES.

Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing, and either delivered by registered or certified mail to the last known residence in the case of Employee; or to its principal office, in the case of the Corporation. Each mailed notice shall be deemed to have been given to, or served upon, the party to which addressed on the date the same is deposited in the United States mail and postage prepaid.

24. ARBITRATION.

Any controversy between Employee or the Corporation involving the enforcement, construction or application of any of the terms, provisions or conditions of this Agreement, shall be on the written request of either of the parties served on the other, be submitted to mediation, and then, if not resolved, to binding arbitration. All claims, demands, disputes, controversies, differences, or misunderstandings between or among the parties shall be settled by arbitration in accordance with the rules of the American Arbitration Association then obtaining. Said Arbitration shall take place in Denver, State of Colorado. Any determination rendered in such proceeding shall be binding and conclusive upon the parties hereto and judgment thereon may be entered in any court that has jurisdiction thereof.

25. GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals this 6th day of May 2019.

SEAL:

LIFE SCIENCE HOLDING COMPANY
CORPORATE SEAL 2019 COLORADO

CORPORATION:

BY: Phillip Allen, Chairman & Board Director

EMPLOYEE:

BY: Donald Mack, Employee

WITNESSED:

BY: Anthony Panasuk, Board Director

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